As Filed with the Securities and Exchange Commission on August 8, 2001

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934
                            (Amendment No. ___)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
Preliminary Proxy Statement [X]
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                              TAB PRODUCTS CO.
              (Name of Registrant as Specified in Its Charter)

                          THADDEUS S. JAROSZEWICZ
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transactions:
    (5)  Total fee paid:
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:



                  PRELIMINARY COPY - SUBJECT TO COMPLETION

                             PROXY STATEMENT OF
                          THADDEUS S. JAROSZEWICZ
                 IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                              TAB PRODUCTS CO.
                          ------------------------

                       ANNUAL MEETING OF STOCKHOLDERS
                                     OF
                              TAB PRODUCTS CO.
                       TO BE HELD ON OCTOBER 16, 2001
                          ------------------------

         This Proxy Statement and the enclosed BLUE proxy card are being furnished by Thaddeus S. Jaroszewicz to holders of common stock, par value $0.01 per share (the "Shares" or the "Tab Common Stock"), of Tab Products Co., a Delaware corporation ("Tab"), in connection with Mr. Jaroszewicz's solicitation of proxies in connection with Tab's 2001 Annual Meeting of Stockholders, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting").

         Mr. Jaroszewicz is the Chief Executive Officer and a member of the Board of Directors of Hamilton Sorter Co., Inc. ("Hamilton Sorter"), an Ohio corporation, which is a wholly owned subsidiary of Workstream Inc. ("Workstream"), a Delaware corporation. Workstream is a wholly owned subsidiary of HS Morgan Limited Partnership ("HSMLP"), a Delaware limited partnership, and the general partner of HSMLP is HS Morgan Corporation ("HS Morgan"), a Delaware corporation. As discussed more fully below, HS Morgan has proposed to Tab that a subsidiary of HSMLP acquire Tab in a cash merger at a price of $5 per Share (the "Merger Proposal").

         According to a press release issued by Tab on July 24, 2001, the Annual Meeting will be held on Tuesday, October 16, 2001, at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois, and the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is August 24, 2001 (the "Record Date"). As of the Record Date, Hamilton Sorter and Mr. Jaroszewicz were the beneficial owners of an aggregate of 339,100 shares of Tab Common Stock, which Mr. Jaroszewicz believes represent approximately 6.6% of the Shares outstanding and entitled to vote on the Record Date.

         This Proxy Statement and the enclosed BLUE proxy card are first being sent or given by Mr. Jaroszewicz to stockholders of Tab on or about September 12, 2001.

         THIS SOLICITATION IS BEING MADE BY MR. JAROSZEWICZ, AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF TAB.

         At the Annual Meeting, all five members of the board of directors of Tab (the "Tab Board") will be elected for one-year terms expiring at Tab's 2002 Annual Meeting of Stockholders. Mr. Jaroszewicz is soliciting proxies in support of the election of the following five persons (collectively, the "Nominees") as directors of Tab: Thaddeus S. Jaroszewicz, John W. Boustead, Mark J. Dessy, Watkins C. Johnston and David
H. Pease, III. If the Nominees are elected, they will constitute the entire membership of the Tab Board. Mr. Jaroszewicz urges Tab stockholders to vote in favor of the Nominees on the enclosed BLUE proxy card.

         Mr. Jaroszewicz is soliciting proxies to elect the Nominees in order to expedite the negotiation and completion of the Merger Proposal. The Nominees, if elected, intend to support the Merger Proposal, subject to fulfillment of their fiduciary duties under Delaware law as directors of Tab. For additional information concerning the purpose of Mr. Jaroszewicz's solicitation of proxies, see "REASONS FOR THE SOLICITATION" below.

         YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE- PAID ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED BLUE PROXY CARD WILL REVOKE ANY PROXY PREVIOUSLY SIGNED BY YOU.

         PLEASE DO NOT RETURN ANY PROXY CARD SENT TO YOU BY TAB. Even if you may have voted on Tab's proxy card, you can easily change your vote and revoke that proxy by signing, dating and returning the enclosed BLUE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

         IMPORTANT: If your Shares are held in the name of a brokerage firm, bank, nominee or other institution, only they can sign a BLUE proxy card with respect to your Shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a BLUE proxy card to be signed for your Shares of Tab's stock.

         If you have any questions or need any assistance in voting your Shares, please call the firm assisting Mr. Jaroszewicz in his solicitation of proxies:

                             MORROW & CO., INC.
                              445 Park Avenue
                          New York, New York 10022
              Banks and Brokers Call Collect: 1 (212) 754-8000
                All Others Call Toll-Free: 1 (800) 607-0088




                        REASONS FOR THE SOLICITATION

         MR. JAROSZEWICZ IS SOLICITING PROXIES TO ELECT THE NOMINEES IN ORDER TO EXPEDITE THE NEGOTIATION AND COMPLETION OF THE MERGER PROPOSAL, AS DESCRIBED BELOW. THE NOMINEES, IF ELECTED, INTEND TO SUPPORT THE MERGER PROPOSAL, SUBJECT TO FULFILLMENT OF THEIR FIDUCIARY DUTIES UNDER DELAWARE LAW AS DIRECTORS OF TAB. IN THIS CONNECTION, IF ELECTED, THE NOMINEES WILL APPOINT A SPECIAL COMMITTEE OF THE TAB BOARD (THE "SPECIAL COMMITTEE") CONSISTING OF MESSRS. JOHNSTON AND PEASE, THE TWO NOMINEES WHO ARE NOT AFFILIATED WITH HAMILTON SORTER, WORKSTREAM, HS MORGAN OR THEIR AFFILIATES. THE SPECIAL COMMITTEE WILL BE AUTHORIZED TO CONSIDER AND NEGOTIATE THE MERGER PROPOSAL AND ANY OTHER ACQUISITION PROPOSALS FOR TAB THAT MAY BE MADE BY THIRD PARTIES. THE SPECIAL COMMITTEE WILL HAVE THE POWER AND AUTHORITY TO ENGAGE COUNSEL AND FINANCIAL ADVISORS TO ASSIST IT IN FULFILLING ITS DUTIES AND RESPONSIBILITIES.

         Mr. Jaroszewicz believes that the Merger Proposal is in the best interests of stockholders of Tab because, among other things, the proposed cash consideration of $5 per share of Tab Common Stock that would be received by Tab stockholders represents a substantial premium over the closing price of Tab's Common Stock prior to HS Morgan's first proposal to acquire Tab in a cash merger. As discussed more fully below under the caption "BACKGROUND OF THE MERGER PROPOSAL," the proposed cash merger consideration of $5 per share of Tab Common Stock represents (i) a premium of 111% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made a proposal to acquire Tab for a price of $4 per Share and (ii) a premium of 85% over the $2.70 closing price of Tab Common Stock on February 7, 2001, the last full trading day before HS Morgan publicly disclosed such proposal through the filing of a Schedule 13D with the Securities and Exchange Commission (the "SEC").

         On March 19, 2001, HS Morgan revised its initial proposal to acquire Tab in a merger by increasing the proposed purchase price from $4 per Share to $5 per Share. The proposed cash merger consideration of $5 per Share represents a premium of 47% over the $3.41 closing price of Tab Common Stock on March 16, 2001, the last full trading day before HS Morgan publicly disclosed its $5 per Share proposal through the filing of an amendment of its Schedule 13D with the SEC. Stockholders should obtain a current market quotation for their shares of Tab Common Stock.

         The Merger Proposal is subject to certain conditions, including, among other things, satisfactory completion of a due diligence review and the receipt of financing on terms satisfactory to HS Morgan. The Tab Board has rejected the Merger Proposal and refused to enter into discussions or negotiations with HS Morgan concerning the Merger Proposal. For information concerning the reasons given by Tab for its refusal to enter into such discussions or negotiations, and for other information concerning the Merger Proposal, see "BACKGROUND OF THE MERGER PROPOSAL" below.

         If the Nominees are elected to the Tab Board, HS Morgan would seek to enter into negotiations with Tab with respect to the Merger Proposal and would simultaneously request that it be permitted to conduct, pursuant to an appropriate confidentiality agreement, confirmatory due diligence with respect to Tab. If Tab enters into negotiations with HS Morgan, such negotiations may result in a definitive acquisition agreement between Tab and HS Morgan or a subsidiary or other affiliate of HS Morgan. Accordingly, such negotiations could result in, among other things, changes to the terms of the Merger Proposal and the submission of a different acquisition proposal to Tab stockholders for their approval. However, there can be no assurance that any such negotiations will either occur and/or result in a definitive agreement. Although HS Morgan does not presently intend to unilaterally alter the terms of the Merger Proposal, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects.


                                  GENERAL

Proxy Information

         As of the Record Date, Mr. Jaroszewicz and Hamilton Sorter were the beneficial owners of an aggregate of 339,100 shares of Tab Common Stock, which Mr. Jaroszewicz believes represent approximately 6.6% of the Shares outstanding on the Record Date.

         The shares of Tab Common Stock represented by each BLUE proxy card which is properly executed and returned to Mr. Jaroszewicz will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE proxy cards will be voted FOR the election of the Nominees named in this Proxy Statement and FOR management's proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Tab for the fiscal year ending May 31, 2002.

         If you hold your Shares in the name of one or more brokerage firms, banks, nominees or other institutions, only they can vote your Shares and only upon receipt of specific instructions from you.
Accordingly, you should contact the person responsible for your account and give instructions to vote the BLUE proxy card.

Proxy Revocation

         Whether or not you plan to attend the Annual Meeting, Mr. Jaroszewicz urges you to vote FOR the election of his Nominees by signing, dating and returning the BLUE proxy card in the enclosed envelope. You can do this even if you may have voted on the proxy card solicited by the Tab Board. It is the latest dated proxy that counts.

         Execution of a BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any stockholder granting a proxy (including a proxy given to Tab) may revoke it at any time before it is voted by (i) submitting a duly executed new proxy bearing a later date,
(ii) attending and voting at the Annual Meeting in person, or (iii) at any time before a previously executed proxy is voted, giving written notice of revocation either to Mr. Jaroszewicz c/o Morrow & Co, Inc., 445 Park Avenue, New York, New York 10022, or to Tab Products Co., 935 Lakeview Parkway, Suite 195, Vernon Hills, Illinois 60061, attention: Corporate Secretary. Merely attending the Annual Meeting without voting at the Annual Meeting will not revoke any previous proxy which has been duly executed by you.

                             QUORUM AND VOTING

         Tab will furnish stockholders with a definitive proxy statement (the "Management Proxy Statement") in connection with the Tab Board's solicitation of proxies at the Annual Meeting. Information concerning the number of shares of Common Stock outstanding and entitled to vote on the Record Date is required to be set forth in the Management Proxy Statement and, in accordance with Rule 14a-5(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reference is made to the Management Proxy Statement for such information. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.

         According to Tab's Second Amended and Restated Bylaws (the "Bylaws"), the presence in person or by proxy of the holders of a majority of the outstanding shares of Tab Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

         Directors will be elected by a plurality of votes cast by stockholders at the Annual Meeting. Votes not cast at the Annual Meeting because of broker non-votes will be included for purposes of determining the presence of a quorum, but will not be considered in connection with determining the outcome of the election of directors.


                          ELECTION OF THE NOMINEES

         Mr. Jaroszewicz is soliciting proxies in support of the election to the Tab Board of the following five persons for a one-year term expiring at the 2002 Annual Meeting of Stockholders: Thaddeus S. Jaroszewicz, John
W. Boustead, Mark J. Dessy, Watkins C. Johnston and David H. Pease, III.

         MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION
OF HIS NOMINEES. PLEASE SIGN, DATE AND MAIL THE BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.

         Each of the Nominees has consented to serve as a Nominee and to serve as a director, if elected, until the expiration of his term and until his successor has been elected and qualified. If any Nominee is unable to serve or otherwise unavailable to stand for election as a director at the Annual Meeting, Mr. Jaroszewicz intends to nominate a replacement nominee for election. Should one or more replacement nominees be required, the persons named as proxyholders on the enclosed BLUE proxy card will vote for any replacement nominee selected by Mr. Jaroszewicz.

         The Bylaws provide that the number of directors on the Tab Board shall be fixed from time to time exclusively by the Tab Board. The Tab Board is currently comprised of five directors, and all five directors will be elected at the Annual Meeting. Mr. Jaroszewicz has nominated the Nominees to fill the five available seats on the Tab Board, and if the Nominees are elected they will constitute the entire membership of the Tab Board.

         Mr. Jaroszewicz's purpose in seeking to elect the Nominees to the Tab Board is to facilitate the negotiation and completion of the Merger Proposal. However, the Nominees, if elected, would be responsible for managing the business and affairs of Tab. Under the Delaware General Corporation Law, as amended (the "DGCL"), each director of Tab has certain fiduciary duties to the stockholders of Tab. In connection therewith, circumstances may arise in which the interests of Mr. Jaroszewicz, Hamilton Sorter, HS Morgan and their affiliates, on the one hand, and the interests of the other stockholders of Tab, on the other hand, may differ. In any such case, each Nominee, if elected, intends to discharge his fiduciary duties owing to Tab and its stockholders in compliance with the DGCL.

         Mr. Jaroszewicz serves as a director of Hamilton Sorter and Workstream, and as Chief Executive Officer of Hamilton Sorter and President of Workstream and HS Morgan. Mr. Boustead serves as a consultant to Hamilton Sorter. Mr. Dessy serves as a director of Workstream and as Chief Executive Officer and a director of New Maverick Desk Inc. ("New Maverick"), a wholly owned subsidiary of Workstream. As such, Messrs. Jaroszewicz, Boustead and Dessy may, under certain circumstances, have conflicts of interest in connection with the Merger Proposal. Mr. Pease, who resigned as a director of both Hamilton Sorter and Workstream on June 21, 2001, has no current affiliation with Hamilton Sorter, Workstream, HS Morgan or their affiliates. Mr. Johnston has no affiliation with Hamilton Sorter, Workstream, HS Morgan or their affiliates.

         If elected, the Nominees' decisions regarding the appropriate process for dealing with the Merger Proposal or any other acquisition proposal would be based upon advice of counsel and would necessarily also be based on events and circumstances that the Nominees are not currently aware of, as well as events and circumstances that have not yet occurred and cannot readily be predicted, such as (i) actions of the Tab Board not known to the Nominees (including any solicitation or receipt of expressions of interest from other potential third party buyers), (ii) the views of the Nominees, (iii) the views of officers and other key employees of Tab, (iv) developments in Tab's business, operations and financial performance, (v) changes in the U.S. and global economies, debt and equity markets, and (vi) any future judicial decisions regarding actions of the current Tab Board.

         THE NOMINEES, IF ELECTED, WILL APPOINT A SPECIAL COMMITTEE OF THE TAB BOARD CONSISTING OF MESSRS. JOHNSTON AND PEASE, THE TWO NOMINEES WHO ARE NOT AFFILIATED WITH HAMILTON SORTER, WORKSTREAM, HS MORGAN OR THEIR AFFILIATES. THE SPECIAL COMMITTEE WILL BE AUTHORIZED TO CONSIDER AND NEGOTIATE THE MERGER PROPOSAL AND ANY OTHER ACQUISITION PROPOSALS FOR TAB THAT MAY BE MADE BY THIRD PARTIES. THE SPECIAL COMMITTEE WILL HAVE THE POWER AND AUTHORITY TO ENGAGE COUNSEL AND FINANCIAL ADVISORS TO ASSIST IT IN FULFILLING ITS DUTIES AND RESPONSIBILITIES.

                                THE NOMINEES

         Set forth below are the names of and certain biographical information relating to the Nominees.


                                      EMPLOYMENT HISTORY OR PRESENT
NAME, BUSINESS                           PRINCIPAL OCCUPATION AND
ADDRESS AND AGE                        FIVE-YEAR EMPLOYMENT HISTORY
---------------                        ----------------------------
Thaddeus S. Jaroszewicz       Mr. Jaroszewicz has been the President and a
3158 Production Drive         director of Workstream since 1989. In
Fairfield, Ohio 45014         addition, since 1991 Mr. Jaroszewicz has
Age 43                        served as the Chief Executive Officer and a
                              director of Hamilton Sorter, and since
                              January 1998 he has been a director of New
                              Maverick, which is a wholly owned subsidiary of Workstream. Since 1989, Mr. Jaroszewicz has been the President of HS Morgan. Mr.
                              Jaroszewicz is also a member of the Indian
                              Hill Exempted Village School District Board of Education, and a member of the Vestry of the Christ Church Cathedral (Episcopal) of
                              Cincinnati. Mr. Jaroszewicz's salary and benefits are paid by Hamilton Sorter.

John W. Boustead              Since March 1999 Mr. Boustead has served as a
3158 Production Drive         consultant to Hamilton Sorter. From April
Fairfield, Ohio 45014         1995 through March 1999, Mr. Boustead served
Age 54                        as President and Chief Operating Officer of
                              Toftrees Consulting, Inc., a consulting
                              company that provides services to
                              underperforming organizations. From December
                              1992 through April 1995, Mr. Boustead served as President and Chief Operating Officer of
                              Fisher Products Group, a division of Fisher
                              Scientific International, Inc., a
                              manufacturer and distributor of industrial products. From April 1986 through December
                              1992, Mr. Boustead served as President and
                              Chief Operating Officer of Hamilton
                              Industries, Inc., a manufacturer of
                              laboratory products and services which was purchased by Fischer Scientific
                              International, Inc. in December 1992.

Mark J. Dessy                 Since January 1998 Mr. Dessy has served as
15100 S. Figueroa Street      the Chief Executive Officer of New Maverick,
Gardena, California 90248     a wholly owned subsidiary of Workstream. Mr.
Age 47                        Dessy has served as a director of Workstream
                              since January 1998 and New Maverick since
                              January 1998. Mr. Dessy founded Maverick Desk
                              Manufacturing Inc. in 1991 and sold its
                              assets to New Maverick in January 1998.

Watkins C. Johnston           Since 1986 Mr. Johnston has been an owner and
1100 Chandler Street          Chief Executive Officer of STS Filing
Montgomery, Alabama 36102     Products, Inc., a manufacturer of customized
Age 59                        filing products and supplies. Mr. Johnston
                              also served as a director of Union Bank and Trust Company from 1991 to 1994, and from 1980 to 1985 served as a director of Gulf
                              America Fire and Casualty Co. Additionally,
                              Mr. Johnston has served as a director of Regions Bank since 1994. Since 1991 Mr.
                              Johnston has been the President of Johnston
                              Cattle Co., an integrated commercial cattle raising and feed lot operation.

David H. Pease, III           Mr. Pease engages in investing activities
1100 Rookwood Drive           primarily for his own account. From 1981 to
Cincinnati, Ohio 45208        1999, Mr. Pease was an owner of Pease
Age 41                        Industries, Inc., a Fairfield, Ohio based
                              national manufacturer of building entry door systems. Mr. Pease became President of Pease
                              Industries, Inc. in 1999. From January 1998 to June 21, 2001, Mr. Pease was a member of the Board of Directors of each of Hamilton
                              Sorter and Workstream.

         Except for Mr. Jaroszewicz, none of the Nominees owns any Shares (except insofar as any Nominee may be deemed to share beneficial ownership of the shares of Tab Common Stock beneficially owned by Hamilton Sorter).

                     BACKGROUND OF THE MERGER PROPOSAL

         In late November 2000, Hamilton Sorter began purchasing shares of Tab Common Stock in the open market.

         On January 26, 2001, HS Morgan sent a letter to Tab in which HS Morgan proposed, subject to certain conditions, to acquire all of the outstanding shares of Tab Common Stock for $4 per share in a cash merger transaction, a premium of 69% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made such proposal to acquire Tab.

         On February 2, 2001, a representative of Tab informed HS Morgan that Tab was not interested in pursuing discussions that would result in a sale or merger of Tab. Tab's representative stated that Tab's recently appointed President and Chief Executive Officer, Gary W. Ampulski, was developing a plan to attempt to turn around Tab's operations and to improve the value of the Tab Common Stock. Tab's representative also informed HS Morgan that the due diligence and financing conditions in HS Morgan's proposal were not acceptable terms on which Tab would proceed with any further discussions.

         On February 8, 2001, Hamilton Sorter, HS Morgan and certain of their affiliates filed a Schedule 13D with the SEC in which they publicly disclosed HS Morgan's proposal to acquire Tab in a cash merger at a price of $4 per Share.

         Subsequent to February 8, 2001, HS Morgan received a letter from LaSalle National Bank ("LaSalle") in which LaSalle made a financing proposal (the "LaSalle Financing Proposal") pursuant to which LaSalle, subject to certain conditions, would provide up to $30 million to finance the acquisition of Tab, the working capital needs of Tab's operations and the expenses and costs related to any restructuring that may be incurred by Tab subsequent to such transaction.

         On February 14, 2001, Hamilton Sorter executed the LaSalle Financing Proposal and deposited $75,000 to secure the LaSalle Financing Proposal and agreed to pay certain other fees and expenses in the event that HS Morgan or one of its affiliates acquired Tab. Also on February 14, 2001, Hamilton Sorter, HS Morgan and certain of their affiliates publicly disclosed Hamilton Sorter's execution of the LaSalle Financing Proposal in an amendment to their Schedule 13D.

         On March 19, 2001, HS Morgan sent a letter to Tab which revised HS Morgan's initial proposal by increasing the proposed cash purchase price from $4 per Share to $5 per Share. This increase in the proposed purchase price represented (i) a premium of 111% over the $2.375 closing price of Tab Common Stock on January 25, 2001, the last full trading day before HS Morgan made its proposal to acquire Tab for a price of $4 per Share, (ii) a premium of 85% over the $2.70 closing price of Tab Common Stock on February 7, 2001, the last full trading day before HS Morgan publicly disclosed such proposal through the filing of a Schedule 13D with the SEC and (iii) a premium of 47% over the $3.41 closing price of Tab Common Stock on March 16, 2001, the last full trading day before HS Morgan publicly disclosed through the filing of an amendment to its Schedule 13D with the SEC that it was increasing to $5 per Share the price it proposed to pay in the Merger Proposal.

         In its March 19, 2001 letter, HS Morgan stated that the Merger Proposal was subject to the approval and recommendation by the Tab Board and Tab's receipt of an opinion from its independent financial advisor as to the fairness, from a financial point of view, of the proposed merger to the public stockholders of Tab. The letter further stated that the proposed merger would be subject, among other things, to completion of due diligence, negotiation of merger documentation acceptable to both Tab and HS Morgan and final approval of financing on terms and conditions satisfactory to HS Morgan. HS Morgan also stated in the March 19, 2001 letter that, notwithstanding Tab's previous refusals to meet, HS Morgan was requesting a meeting with Tab's management, Board and/or its advisors to discuss its increased offer, and that it was HS Morgan's view that a majority in interest of Tab's stockholders wanted a transaction to take place on a friendly and negotiated basis.

         On March 20, 2001, HS Morgan, Hamilton Sorter and certain of their affiliates publicly disclosed the $5 per Share increased offer by filing an amendment to their Schedule 13D with the SEC.

         On March 26, 2001, Hans A. Wolf, Chairman of Tab, sent a letter to Mr. Jaroszewicz in which Mr. Wolf stated that the Tab Board viewed the conditions in the Merger Proposal, including, among others, due diligence and the arrangement of satisfactory financing, as "not customary", and that these conditions "cast doubt in the Board's mind as to whether there is a bona fide proposal for the Board to consider." Mr. Wolf's letter further stated: "The Tab Board does not wish to divert management's focus from building stockholder value through a turnaround of Tab's business given the highly conditional nature of your proposal. We do not believe therefore, that it would be in the best interest of Tab's stockholders to pursue your proposal."

         Also on March 26, 2001, Tab issued a press release disclosing its rejection of the Merger Proposal as set forth in Mr. Wolf's March 26, 2001 letter to Mr. Jaroszewicz.

         On April 2, 2001, Mr. Jaroszewicz, on behalf of Hamilton Sorter, sent a letter to Mr. Ampulski, Tab's Chief Executive Officer, in which Mr. Jaroszewicz noted that Tab had suffered aggregate operating losses of $23.4 million over the previous twenty one months. The letter stated that as a significant Tab stockholder, Hamilton Sorter insisted that "the bleeding be stopped now," and that Tab "owes its owners and other stakeholders a profit, not further erosion of its asset base." Mr. Jaroszewicz then outlined a number of recommendations, which included: (i) selling Tab-owned product dealerships, (ii) reducing all non-essential corporate headquarters costs and relocating all corporate operations to Tab's manufacturing facility in Mayville, Wisconsin, (iii) consolidating all Wisconsin operations in Tab's main manufacturing facility and selling its smaller facility and (iv) reducing other costs until Tab's selling, general and administrative cost to sales ratio is less than 30%.

         On May 31, 2001, the LaSalle Financing Proposal expired in accordance with its terms. HS Morgan and one of its affiliates are currently engaged in discussions with LaSalle with respect to an extension of LaSalle's offer to provide financing for the Merger Proposal and the issuance by LaSalle of a commitment letter pursuant to which LaSalle would commit to provide up to $24 million to finance the acquisition of Tab. HS Morgan believes that a financing commitment would be made by LaSalle upon request and payment of a customary commitment fee.


            RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Tab Board has selected Deloitte & Touche LLP as Tab's independent accountants for the fiscal year ending May 31, 2002.

         MR. JAROSZEWICZ RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS TAB'S
INDEPENDENT ACCOUNTANTS.


                     SOLICITATION OF PROXIES; EXPENSES

         The total cost of this proxy solicitation (including fees of attorneys, solicitors and printing and mailing expenses) will be borne by Mr. Jaroszewicz who will be reimbursed by Hamilton Sorter, and is estimated to be approximately $___. Approximately $___ of such costs have been incurred to date. To the extent legally permissible, Mr. Jaroszewicz, on behalf of Hamilton Sorter, will seek reimbursement from Tab for the costs of this solicitation. Mr. Jaroszewicz does not currently intend to submit approval of such reimbursement to a vote of stockholders of Tab at a subsequent meeting of stockholders unless required by applicable law.

         Proxies may be solicited by mail, telephone, telefax, telegraph, Internet, e-mail and in person. Directors, officers and certain employees of Hamilton Sorter, Workstream, HS Morgan and their affiliates, and the other participants listed on Schedule I hereto, may assist in the solicitation of proxies without any additional remuneration.

         Mr. Jaroszewicz has retained Morrow & Co., Inc. ("Morrow") for solicitation and advisory services in connection with the solicitation of proxies relating to the Annual Meeting, for which Morrow is to receive a fee of up to $_____________, plus reimbursement for reasonable out-of-pocket expenses. Morrow will utilize approximately ___ people to solicit proxies from Tab's stockholders.


                 CERTAIN INFORMATION ABOUT MR. JAROSZEWICZ,
                 HAMILTON SORTER, WORKSTREAM AND HS MORGAN

         Mr. Jaroszewicz is the Chief Executive Officer and a director of Hamilton Sorter, a director and President of Workstream, and President of HS Morgan. See "The Nominees", above, for additional biographical information with respect to Mr. Jaroszewicz.

        Hamilton Sorter is an Ohio corporation engaged in the business of manufacturing and marketing office and mailroom furniture. Hamilton Sorter is a wholly owned subsidiary of Workstream. Hamilton Sorter's principal offices are located at 3158 Production Drive, Fairfield, Ohio 45014.

         Workstream is a Delaware corporation whose business is holding shares of each of Hamilton Sorter and New Maverick. Workstream is wholly owned by HSMLP, the general partner of which is HS Morgan. Workstream's principal offices are located 3158 Production Drive, Fairfield, Ohio 45014.

         HS Morgan is a Delaware corporation that is wholly owned by Phillip Ean Cohen. HS Morgan is the general partner of HSMLP and has no other operations. HS Morgan's principal offices are located at 350 Park Avenue, Eighth Floor, New York, New York 10022.

                             OTHER INFORMATION

         Except for the election of directors and the ratification of the selection of Deloitte & Touche LLP as the independent accountants for the fiscal year ending May 31, 2002, Mr. Jaroszewicz is not aware of any other matter to be presented for consideration at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies by Mr. Jaroszewicz will exercise their discretionary authority to vote on such matters in accordance with their best judgment. If Mr. Jaroszewicz becomes aware a sufficient time in advance of the Annual Meeting that Tab's management intends to present for stockholder vote at the Annual Meeting any matter not included on the enclosed BLUE proxy card, Mr. Jaroszewicz intends to either (i) refrain from voting on any such matter (in which case stockholders will only be able to vote on such matter on the proxy card furnished by Tab's management) or (ii) revise the BLUE proxy card in order to include any such additional matter thereon. Mr. Jaroszewicz will also furnish stockholders with additional proxy materials describing any such additional matter. If stockholders voted or vote on the original BLUE proxy card which does not include such additional matter, the persons named as proxyholders on the enclosed BLUE proxy card will exercise their discretionary authority with respect to such additional matter and Mr. Jaroszewicz will advise stockholders as to how the proxyholders will use such discretionary authority. If a stockholder wishes to specify the manner in which his or her Shares are to be voted on any such additional matter, the stockholder will have the opportunity to vote on a revised BLUE proxy card. Submission of any properly executed proxy card will revoke all prior proxy cards.

         The Management Proxy Statement is required to set forth information regarding (a) the beneficial ownership of Shares by (i) any person known to Tab to beneficially own 5% or more of any class of voting securities of Tab, (ii) each director and executive officer of Tab, and
(iii) all directors and executive officers of Tab as a group, (b) information concerning Tab's directors and management, including information relating to management compensation and (c) information concerning the procedures for submitting stockholder proposals for consideration at Tab's 2002 annual meeting of stockholders. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.

                                            Thaddeus S. Jaroszewicz

Dated: September __, 2001


         If you have any questions or need any assistance in voting your Shares, please contact Morrow & Co., Inc., the firm assisting Mr.
Jaroszewicz in his solicitation of proxies:

                             MORROW & CO., INC.
                              445 Park Avenue
                          New York, New York 10022
              Banks and Brokers Call Collect: 1 (212) 754-8000
                All Others Call Toll-Free: 1 (800) 607-0088



                                                                SCHEDULE I


           INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS
                IN MR. JAROSZEWICZ'S SOLICITATION OF PROXIES

         The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants on behalf of Mr. Jaroszewicz in the solicitation of proxies from the stockholders of Tab. Mr. Jaroszewicz is the Chief Executive Officer and a Director of Hamilton Sorter which is a wholly owned subsidiary of Workstream, which, in turn, is a wholly owned subsidiary of HSMLP. The general partner of HSMLP is HS Morgan, which is wholly owned by Phillip Ean Cohen. In addition to the persons identified below, Hamilton Sorter, Workstream and HS Morgan may be deemed to be participants in the solicitation of proxies by Mr. Jaroszewicz.

Nominees of Mr. Jaroszewicz for election to the Board of Directors of Tab

         The business address and present principal occupation or employment of each of the Nominees listed below is set forth under the heading "The Nominees" on pages ___ to ___ of this Proxy Statement.


Name:
----
John W. Boustead
Mark J. Dessy
Thaddeus S. Jaroszewicz
Watkins C. Johnston
David H. Pease, III

Directors and Certain Executive Officers of and Consultant to Hamilton Sorter

         Except as otherwise specified, the principal business address of each director and executive officer of, and a consultant to, Hamilton Sorter identified below is: Hamilton Sorter Co., Inc., 3158 Production Drive, Fairfield, Ohio 45014.


Name:                                Position:
----                                 --------
Thaddeus S. Jaroszewicz              Chief Executive Officer and Director
Mike Webster                         President
Richard Mealey                       Chief Financial Officer
James Van Der Zwaag                  Controller and Secretary
J. Carr Gamble, III*                 Director
John W. Boustead                     Consultant

* The present principal occupation or employment and principal business address of Mr. Gamble is: Managing Director, Morgan Schiff & Co., Inc., 350 Park Avenue, New York, New York 10022.

Directors and Certain Executive Officers of Workstream

         Except as otherwise specified, the principal business address of each director and executive officer of Workstream identified below is:
Workstream Inc., 3158 Production Drive, Fairfield, Ohio 45014.

Name:                                       Position:
----                                        --------
Thaddeus S. Jaroszewicz                     President and Director
Mark J. Dessy*                              Director
J. Carr Gamble, III**                       Director


* The present principal business address of Mr. Dessy is: New Maverick Desk Inc., 15100 S. Figueroa Street, Gardena, California 90248.
** The present principal occupation or employment and principal business address of Mr. Gamble is: Managing Director, Morgan Schiff & Co., Inc., 350 Park Avenue, New York, New York 10022.



HS Morgan, General Partner of HSMLP

         Except as otherwise specified, the principal business address of each director and executive officer of HS Morgan identified below is: HS Morgan Corporation, c/o Morgan Schiff & Co., Inc., 350 Park Avenue, New York, New York 10022.

Name:                                       Position:
-----                                       --------
Phillip Ean Cohen*                          Chairman, Director and
                                            sole stockholder
Thaddeus S. Jaroszewicz**                   President
Virginia Dodsen                             Vice President, Treasurer,
                                            Secretary and Director

* The present principal occupation or employment of Mr. Cohen is Chairman of Morgan Schiff & Co., Inc.
** The present principal business address of Mr. Jaroszewicz is: Hamilton Sorter Co., Inc., 3158 Production Drive, Fairfield, Ohio 45014.


                        Shares Held by Participants

         As of the date hereof, Mr. Jaroszewicz is the holder of record of 100 outstanding shares of Tab Common Stock purchased in an open market purchase on March 30, 2001 for $3.59 per share and Hamilton Sorter is the beneficial owner of 339,000 shares of Tab Common Stock purchased in open market purchases on the dates and at the prices set forth in the table below:


        Date:              Shares Purchased:          Price per Share:
        ----               ----------------           ---------------
       11/28/00                  3,400                    $2.8750
       11/30/00                  21,600                    2.5394
       12/01/00                  3,100                     2.2500
       12/07/00                  14,600                    2.6250
       12/14/00                  22,300                    2.1141
       12/15/00                  27,000                    2.3333
       12/18/00                  20,000                    2.2500
       12/19/00                  20,000                    2.1875
       12/20/00                  40,000                    2.0938
       12/21/00                  10,000                    1.9375
       12/22/00                   3,400                    2.1250
       12/26/00                   7,100                    2.2236
       12/27/00                  21,000                    2.2452
       12/28/00                   1,400                    2.5000
       01/05/01                   5,000                    2.8750
       01/26/01                  20,100                    2.4963
       01/31/01                   9,700                    2.4987
       02/02/01                  14,000                    2.4718
       03/02/01                  15,700                    3.5829
       03/05/01                   5,400                    3.5000
       03/06/01                   5,000                    3.6500
       03/08/01                  11,000                    3.6136
       03/09/01                  16,700                    3.5902
       03/12/01                   4,500                    3.5000
       03/13/01                  15,200                    3.5717
       03/14/01                   1,800                    3.5000


             Miscellaneous Information Concerning Participants

         Except as described in this Schedule I or in the Proxy Statement, none of the participants identified herein (each, a "Participant") nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Common Stock of Tab or any securities of any subsidiary of Tab, except insofar as any Participant may be deemed to share beneficial ownership of the shares of Tab Common Stock beneficially owned by Hamilton Sorter, or
(ii) has had any relationship with Tab in any capacity other than as a stockholder. Furthermore, except as described in this Schedule I or in the Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2000, or has knowledge of any currently proposed transaction or series of transactions,
(i) to which Tab or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest.

         Except as described in the Proxy Statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Tab or its affiliates or any future transactions to which Tab or any of its affiliates will or may be a party. Except as described in this Schedule I or in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to Tab's securities.

         All of the $902,230 used to purchase the 339,000 shares of Tab Common Stock beneficially owned by Hamilton Sorter as of the date hereof was financed by funds borrowed by Hamilton Sorter from LaSalle pursuant to a Loan and Security Agreement, as amended (the "Loan Agreement"), between Hamilton Sorter and LaSalle. The approximate amount of the outstanding indebtedness as of the date hereof under the Loan Agreement in this connection is $902,230. The Loan Agreement presently permits Hamilton Sorter to invest up to an aggregate of approximately $2,750,000 in shares of Tab Common Stock (which includes the shares of Tab Common Stock which Hamilton Sorter currently beneficially owns) and/or shares of another public company. The Loan Agreement requires that Hamilton Sorter pledge the securities of Tab that it owns, as well as other assets of Hamilton Sorter, as collateral for the amounts outstanding under the Loan Agreement.




                  PRELIMINARY COPY - SUBJECT TO COMPLETION

                          THADDEUS S. JAROSZEWICZ

        THIS PROXY IS SOLICITED ON BEHALF OF THADDEUS S. JAROSZEWICZ
       IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
      TAB PRODUCTS CO. FOR THE 2001 ANNUAL MEETING OF TAB STOCKHOLDERS

         Thaddeus S. Jaroszewicz, John W. Boustead and J. Carr Gamble, III, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned's shares of common stock, par value $0.01 per share, of Tab Products Co. ("Tab") at the 2001 Annual Meeting of Stockholders of Tab, scheduled to be held on Tuesday, October 16, 2001, at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), upon the matters set forth in the Proxy Statement furnished by Mr. Thaddeus S. Jaroszewicz (the "Proxy Statement") and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

         PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.


                                            (continued on reverse side)


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


         MR. JAROSZEWICZ RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 AND
2 BELOW.

         1. The election of the following five persons as directors of Tab to hold office until their successors are duly elected and qualified:
             Thaddeus S. Jaroszewicz, John W. Boustead, Mark J. Dessy,
             Watkins C. Johnston and David H. Pease, III.

             o   FOR                                  o   WITHHOLD


INSTRUCTION:               To withhold authority to vote for one or more
                           individual nominees, mark "For" above and write the name of each such person with respect to whom you wish to withhold authority to vote in the following space:


         2.  Appointment of Deloitte & Touche LLP as the Independent
             Accountants.

             o   FOR                 o   AGAINST             o   ABSTAIN





         PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.



         The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting.

SIGNATURE:__________________________________________  DATED __________, 2001


SIGNATURE (if held jointly):________________________  DATED __________, 2001

Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).